UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 30, 2007


                            HARVEY ELECTRONICS, INC.
------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         NEW YORK                       1-4626                  13-1534671
----------------------------    -----------------------  ---------------------
(State or other jurisdiction    (Commission File Number)     (IRS Employer
 of incorporation)                                       Identification Number)


                  205 Chubb Avenue, Lyndhurst, New Jersey 07071
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        (Address of principal executive office)                (Zip Code)

Registrant's telephone number, including area code:  (201) 842-0078

                                       N/A
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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


Item 2.02 Results of Operations and Financial Conditions

     On January 30, 2007, Harvey Electronics, Inc. (the "Company") issued a release announcing its financial results for fiscal 2006 and the fourth quarter ended October 28, 2006. A copy of the release is attached as Exhibit 99.1.

Item 9.01 Financial Statement and Exhibits

          99.1 Press Release dated January 30, 2007


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                        HARVEY ELECTRONICS, INC.


                        By: /s/ Joseph J. Calabrese
                            ---------------------------------------------
                            Joseph J. Calabrese, Executive Vice President Chief Financial Officer, Treasurer and Secretary


Date: January 30, 2007

                           HARVEY HOME ENTERTAINMENT

For Immediate Release
January 30, 2007

       HARVEY ELECTRONICS, INC. REPORTS RESULTS FOR FISCAL 2006 AND FOURTH
                         QUARTER ENDED OCTOBER 28, 2006

Lyndhurst, NJ, January 30, 2007 -- Harvey Electronics, Inc. ("Harvey Electronics", "Harvey" or the "Company"; NASDAQ Capital Market symbol: "HRVE"), announced results for its fiscal year and fourth quarter ended October 28, 2006.

Martin McClanan, Interim Chief Executive Officer, stated, "As expected, the Company's profit performance remained weak for the fiscal year ended October 28, 2006, reflecting the challenging conditions Harvey faced prior to the infusion of the $4.0 million of new capital in November, led by Trinity Investment Partners. With the introduction of new capital, new management, a new Board of Directors and a new strategic direction, Harvey is pushing forward aggressively with its plans to return the Company to growth and profitability."

The Company's pre-tax loss for the year ended October 28, 2006 was $1,888,000 as compared to a pre-tax loss of $830,000 for the prior year. For the fourth quarter, the pre-tax loss and net loss was $1,057,000, as compared to a pre-tax loss and net loss of $284,000 for the same quarter last year. The net loss for fiscal 2006 was $3,237,000 as compared to a net loss of $830,000 for fiscal 2005. The year end net loss included a non-cash deferred tax expense of $1,350,000 and severance costs aggregating $284,000, relating to the departure of the Company's former President/Chief Executive Officer and the former Chairman of the Board. In fiscal 2006 the Company did, however, generate positive net cash from operating activities of $1,099,000 as a result of strong support from its vendors coupled with inventory efficiencies and cost reductions.

Harvey's profit shortfall was due largely to lower sales in the third and fourth quarters as a result of a rapid compression in flat panel television pricing and competitive pressures, combined with a 27% decline in advertising expenditures for the year. For fiscal 2006, sales were down 10.9% from the prior year, with comparable store sales down approximately 14.9%. Fourth quarter net sales were down approximately 21.7%, consistent with the decline in comparable store results. However, Harvey was able to maintain a strong gross profit margin while selling, general and administrative expenses declined and the higher margin custom installation business remained on solid footing.

Among the first initiatives the Company undertook to address its financial performance was to bring in a new Chief Executive Officer, Martin McClanan, in November. Mr. McClanan has extensive experience in retailing, marketing, and internet strategy development having served as the Chief Executive Officer of the catalog and internet retailer, Red Envelope.

With regard to Harvey's strategy, McClanan stated, "The Company is moving forward aggressively on all fronts with initiatives to put Harvey back on a course of growth and profitability. Commencing with the $4.0 million capital infusion in mid-November, we began to launch efforts to revitalize sales. In particular, for fiscal 2007 we are in the process of putting in place new marketing and merchandising initiatives designed primarily to exploit Harvey's strong brand awareness and competitive advantages in the high-end custom installation market where we see the greatest opportunities for growth and profitability."

"For example, we engaged a new advertising agency, Warren Kremer Paino ("WKP"), to better position both the Company's brand identity and customer awareness of our world class products and service offerings. WKP has developed highly successful campaigns for other luxury brands such as the New York Palace Hotel,
T. Anthony and Wittnauer. As part of Harvey's renewed emphasis on marketing, we expect to increase our advertising expenditures by an effective rate of nearly 50%, in fiscal 2007."

"This substantial investment in marketing will be in a combination of traditional media as well as direct and on-line marketing where the Company has had no significant presence in the past. The overwhelming majority of our customers do online research on their purchases before setting foot in a Harvey location. Our internet strategy will be built around driving sales leads into our stores by educating our customers about both our products and services and about how Harvey is uniquely capable of bringing these exciting new technologies into their lives."

McClanan continued, "Hand-in-hand with this more aggressive marketing strategy will be improvements in our in-store merchandising. In particular, Harvey will focus on compelling new product offerings to attract high-end customers into our stores such as the introduction of innovative control devices, content management tools, and cutting-edge high definition audio and video products. An example of the ground breaking technologies and products Harvey will deliver to its customers include the launch of the Niveus Media Servers, which for the first time integrates Windows Vista Ultimate's Media Center into high definition cable television, Lossless audio, HD video and high resolution photography that is appropriate for a high end custom installer such as Harvey. In an exclusive event at our 2 West 45th Street location today, over 30 members of the Consumer Electronics press and many customers were introduced to this exciting new product offering. Harvey will be the leading vendor of Niveus components in the New York metropolitan region and among the first retailers in the country to carry this revolutionary product line."

"These efforts are designed to address both the soft sales environment the Company confronted in 2006 and in early 2007 and to position the Company to fulfill the promise of its exceptional consumer brand awareness in the New York market." McClanan continued, "The full impact of our new strategies will, however, not happen overnight. While we are starting to see improved store traffic from our initial advertising and sales efforts, we expect the negative impact of flat panel price compression to continue to hinder the Company from reaching profitability in the first quarter of 2007. Therefore, turning around Harvey will require the continued patience and support of our business partners and our shareholders as these initiatives are either only a few weeks old or have yet to be fully implemented."

Joseph Calabrese, the Company's Chief Financial Officer stated, "The Company's business continues to migrate from traditional retail sales to custom installation projects. In fiscal 2006, custom installation projects continued to increase, as a percentage of gross sales and accounted for 64.7% of gross sales, as compared to approximately 62.8% of gross sales for fiscal 2005. The Company's custom installation services yield higher gross profit margins and stronger net profitability, as compared to traditional retail store sales."

"While net sales for all of the Company's stores experienced declines for fiscal 2006, as compared to fiscal 2005, several of Harvey's locations performed well including the Mt. Kisco, New York and Greenwich, Connecticut stores and its newest store in Bridgewater, New Jersey. Our Bridgewater location is an excellent example of the direction Harvey's retail concept is headed in the future. This location has a smaller retail footprint, a lower break-even level and an extraordinarily high portion of its business is from higher margin custom installations."

Mr. Calabrese continued, "Harvey's gross profit margin for fiscal 2006 increased to 42.0% from 41.7% in fiscal 2005. The increase in the gross profit margin was primarily due to $260,000 in promotional allowances that were reflected as an adjustment reducing cost of goods sold in the fourth quarter, due to a change in the Company's advertising strategy. Excluding this adjustment, the gross margin was approximately 41.2% and declined slightly as compared to fiscal 2005 due to continued video price compression, reduced higher margin audio sales, and additionally, from price promotions offered throughout fiscal 2006. This was offset somewhat by an increase in higher margin labor revenues from custom installations."

Mr. Calabrese concluded, "Management has been proactive in response to the Company's sales decline with its cost reduction program. As a result, the Company's selling, general and administrative expenses declined by 6.6%. This decrease was offset by additional expenses relating to the Company's new Bridgewater, New Jersey store. The decreased expenses were due to reduced payroll and payroll related costs, management bonuses, net advertising expense, other selling expenses, professional fees and communications, offset by increased occupancy costs."

Interest expense increased by $162,000 or 70% in fiscal 2006 from fiscal 2005. This was primarily due to increased borrowings and higher interest rates. In the Company's prior fiscal year (fiscal 2005), the Company's balance outstanding on its credit facility had increased as the Company used the credit facility to finance the construction it its retail store in Bridgewater, New Jersey. Additionally, in fiscal 2006, the credit facility was used to fund professional fees relating to the equity infusion and significant expenditures relating to the replacement our entire MIS system. The new computer system was launched in November 2006.

Andrew Stackpole, the Company's new Chairman of the Board stated, "While we are disappointed with the sales results for fiscal 2006, we believe we are taking the necessary corrective steps to better position and reinvigorate our stores, marketing, internet and technology offerings. We will continue to work hard, with the full assistance of our Board and our valued vendor partners, to effectively invest the proceeds from the capital infusion to restore and improve revenues and endeavor to return the Company to profitability in the near future."

Harvey Electronics is a leading retailer and custom installer of high quality, exclusive home theater, audio and video products in the metropolitan New York area. The Company currently operates a total of nine locations; eight Harvey showrooms and one separate Bang & Olufsen branded store. There are two Harvey locations in Manhattan and six suburban locations in Paramus, New Jersey; Mt. Kisco, in Westchester; Greenwich, Connecticut; Greenvale/Roslyn, on the north shore of Long Island, in Eatontown, New Jersey and our newest store in Bridgewater, New Jersey. The Bang & Olufsen branded store is located in Union Square on 927 Broadway at 21st Street, in Manhattan. The Company also has a Bang & Olufsen showroom within our Harvey retail store in Greenwich, Connecticut.

Audio Video International, a well-respected trade publication, had named Harvey Electronics a national "Top Ten Retailer of the Year", seven years in a row.

Please visit a Harvey store or one of our Bang & Olufsen showrooms. Also, please inquire about Harvey's custom installation services.

From time to time, information provided by the Company, statements made by its employees or information, included in its filings with the Securities and Exchange Commission may contain statements, which are so-called "forward-looking statements" and not historical facts. Forward-looking statements can be identified by the use of words such as "believe", "expect", "intend",
"anticipate", "in my opinion", and similar words or variations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual future results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, product demand, pricing, market acceptance, litigation, risks in product and technology development and other risk factors detailed in the Company's Prospectus dated March 31, 1998 and from time to time in the Company's Securities and Exchange Commission reports including its Form 10-K and Forms 10-Q.

For  more   information   and   showroom   locations,   visit  our   website  at
www.harveyonline.com.

CONTACTS:
     o    Martin  W.  McClanan,   Interim  Chief   Executive   Officer
          E-mail:  mmcclanan@harveyonline.com
     o    Joseph J. Calabrese, Executive Vice President & CFO
          E-mail: jcalabrese@harveyonline.com
          Harvey Electronics, Inc.
          Tel. (201) 842-0078, Fax (201) 842-0317

         (See attached financial table)

  Harvey Electronics, Inc. Announces Results for Fiscal 2006 and Fourth Quarter


                            Harvey Electronics, Inc.
                            Statements Of Operations

                                                                                                        (Unaudited)
                                                         Fifty-two Weeks   Fifty-two Weeks    Thirteen Weeks     Thirteen Weeks
                                                              Ended             Ended              Ended             Ended
                                                           October 28,       October 29,        October 28,       October 29,
                                                               2006              2005              2006               2005
                                                         ----------------- ----------------- ------------------ -----------------
Net sales                                                     $36,027,775       $40,444,374         $7,472,737        $9,611,588
Other income                                                       36,904                 -              9,975                 -
                                                         ----------------- ----------------- ------------------ -----------------
                                                               36,064,679        40,444,374          7,482,712         9,611,588
                                                         ----------------- ----------------- ------------------ -----------------
Cost of sales                                                  20,907,733        23,588,853          4,147,548         5,636,013
Selling, general and administrative expenses                   16,366,169        17,453,670          3,987,089         4,189,278
Interest expense                                                  394,388           232,194            121,213            70,756
Provision for severance costs                                     283,950                 -            283,950                 -
                                                         ----------------- ----------------- ------------------ -----------------
                                                               37,952,240        41,274,717          8,539,800         9,896,047
                                                         ----------------- ----------------- ------------------ -----------------

(Loss) income before income taxes (benefit)                   (1,887,561)         (830,343)        (1,057,088)         (284,459)
Income taxes (benefit)                                          1,350,000                 -                  -                 -
                                                         ----------------- ----------------- ------------------ -----------------
Net (loss) income                                             (3,237,561)         (830,343)        (1,057,088)         (284,459)

Preferred Stock dividend requirement                               44,495            52,796              6,664            13,142
                                                         ----------------- ----------------- ------------------ -----------------
Net (loss) income applicable to Common Stock                 ($3,282,056)        ($883,139)       ($1,063,752)        ($297,601)
                                                         ================= ================= ================== =================
Net (loss) income per share applicable to
  common shareholders:
  Basic                                                           ($3.69)           ($1.01)            ($1.14)           ($0.34)
                                                         ================= ================= ================== =================
  Diluted                                                         ($3.69)           ($1.01)            ($1.14)           ($0.34)
                                                         ================= ================= ================== =================
Shares used in the calculation of net (loss)
  income per common share:
  Basic                                                           890,142           873,859            929,271           877,146
                                                         ================= ================= ================== =================
  Diluted                                                         890,142           873,859            929,271           877,146
                                                         ================= ================= ================== =================

                                                  Balance Sheet Information:
                                                             October 28,             October 29,
                                                                2006                   2005
                                                             ---------------         -----------
Current Assets                                                    $7,158,000          $8,618,000
Current Liabilities                                                6,606,000           5,658,000
Working Capital                                                      552,000           2,960,000
Total Assets                                                      11,492,000          13,879,000
Long-Term Liabilities                                              3,882,000           3,935,000
Shareholders' Equity                                               1,005,000           4,287,000

                                                              ###